                                                                   EXHIBIT 99.1

                                     ONEIDA
                           ---------------------------
                                 NEWS RELEASE
                           ---------------------------


FOR IMMEDIATE RELEASE
---------------------

CONTACTS:
Richard Mahony or Montieth Illingworth
Gavin Anderson & Company (212) 515-1900

    Oneida Ltd. Reports Improved Operating Income for Third Quarter and Nine
                          Months Ended October 29, 2005


ONEIDA, N.Y., December 8, 2005 -- Oneida Ltd. (OTCBB: ONEI) today announced operating and financial results for the third quarter and nine month period ended October 29, 2005. Operating income for the third quarter was $3.0 million, compared to an operating loss of $(16.8) million during the corresponding period last year. The operating results included goodwill impairment losses attributed to the Company's United Kingdom operation of $4.2 million and $15.5 million for the three month periods ending October 29, 2005 and October 30, 2004, respectively. The operating income improvement also reflects the favorable impact of the Company's comprehensive operational restructuring program. Oneida's operational restructuring efforts are focused on reducing the Company's cost structure and transitioning from fixed-cost manufacturing to variable-cost sourcing throughout its product line portfolio, thereby maximizing the Company's competitiveness in today's global marketplace. Net loss for the third quarter ended October 29, 2005 was $(6.0) million, equal to $(0.13) per share, compared to year-ago net loss of $(23.8) million, or $(0.57) per share.

Commenting on the Company's results, Terry G. Westbrook, President and Chief Executive Officer of Oneida, said, "Our results demonstrate that the operational restructuring initiatives we've undertaken have taken hold and are contributing strongly to continuing improvements in our performance. We have strong brands that connect with the consumer, the right business model for the demands of the market, and we are now focused on growing our revenue base, building our brands and strengthening our balance sheet for future growth."

Total revenues for the third quarter were $89.3 million, compared to $102.2 million in the third quarter of the previous fiscal year. Approximately $7.9 million of the revenue decline was attributed to the Company's foodservice division, where sales to equipment & supply distributors, chain restaurants and airlines were down from prior year levels. Other factors were the




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




discontinuance of certain marginally profitable product lines, several large customers opting to dual source a portion of their tabletop product requirements, and the direct import strategy of certain large volume customers in the Company's commodity flatware and dinnerware market segment. The Consumer division's revenues were down approximately $3.2 million from the prior year, attributed to the August 2004 sale of Encore Promotions, Inc. and the closure of 23 unprofitable Oneida outlet stores during the previous twelve months, partially offset by an increase in the sale of dinnerware products to the retail sector. International division revenues were down approximately $1.6 million from the prior year, primarily in the United Kingdom.

Gross margins improved from $26.5 million (25.9% of revenues) during the three month period ended October 30, 2004, to $32.3 million (36.2% of revenues) during the quarter ended October 29, 2005. The Company's continued gross margin improvement was achieved as a result of the March 22, 2005 sale of the Sherrill, N.Y. manufacturing facility resulting in the complete outsourcing of the Company's manufacturing operations. Other positive activities were product line rationalization, reduction of LIFO valued inventory levels, and a reduction in the write-down of obsolete inventory.

Operating income was favorably impacted by the closure of unprofitable Oneida outlet stores; reductions in personnel, employee benefits, general & administrative expenses, and logistics costs. During the quarter the Company refined its calculation of the Allowance for Doubtful Accounts, and reviewed its accrual for incentive compensation based on current projections, resulting in a favorable earnings adjustment of $1.2 million.

For the first nine months of the fiscal year ending January 2006, Oneida's operating income was $9.6 million, on total revenues of $258.8 million, compared to an operating loss of $(62.9) million on total revenues of $314.8 million during the first three quarters of the prior fiscal year. Net loss was $(16.1) million for the nine month period ended October 29, 2005, versus net loss of $(17.8) million during the corresponding period last year. The prior year's net loss included non-recurring income items, totaling $62.1 million, attributed to the net effect of eliminating the Company's post-retirement medical liabilities, termination of the Company's long-term disability plan and freezing two of the Company's domestic defined benefit pension plans. Additionally, non-recurring expense items, totaling $52.2 were recorded for impairment losses on goodwill and closure of the Sherrill, NY factory. Interest expense increased by $9.3 million to $24.2 million for the nine month period ended October 29, 2005 due to the higher effective interest rate and amortization of deferred financing costs associated with its restructured debt.

Net cash flow provided by operating activities was $1.0 million during the nine month period ended October 29, 2005, versus net cash used by operating activities of $(40.0) million during the corresponding period last year. Liquidity under the Company's U.S. revolving credit agreement and available cash balances was $20.0 million at October 29, 2005, which decreased from $22.2 million at January 29, 2005 and increased from $12.2 million at October 30, 2004, respectively.

Ongoing Restructuring Initiatives and Executive Appointments

The following actions were taken during the third quarter ended October 29, 2005:


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



     o Appointed Robert Hack as Vice President - Information Technology and Chief Information Officer. Mr. Hack will be responsible for Oneida's worldwide information technology strategy and implementation. His prior experience includes a variety of senior level IT positions with the Eastman Kodak Company and Carrier Corporation, and most recently he was CIO at Marietta Corporation.

     o Appointed John Ross as Corporate Controller and Chief Accounting Officer. Prior to joining Oneida, Mr. Ross served in a variety of accounting and financial positions, including VP and Controller Accounting Operations of Pacer International, VP Finance of PIC International Group, Director of Accounting and Corporate Controller of Hubbell Inc. Mr. Ross started his career at Deloitte-Touche and is a Certified Public Accountant.

     o Signed a 5-year lease agreement for a 244,000 square foot warehouse and distribution facility with Tejon Ranch Company in order to relocate Oneida's west coast distribution center to Lebec, California. The new facility, located approximately 90 miles northwest of the port of Long Beach, CA, is expected to be operational during the first quarter of the next fiscal year, and will employ as many as 100 workers. The conversion from Oneida's current third party logistics platform on the west coast to this Oneida-managed facility is expected to generate additional supply chain savings and service level improvements.

     o Continued the rationalization and operational integration of Oneida's various product lines in order to leverage the Company's strengths in brand, design and global procurement. Toward that end, during the third quarter, certain functions of the New York City-based dinnerware operation were integrated into the Company's headquarters located in Oneida, NY. The Company also opened a new showroom at 41 Madison Avenue, New York City, featuring a combination of flatware, dinnerware and food service product lines including the launch of a new Buffalo China consumer dinnerware brand offered in a variety of shapes, patterns and colors.

     o Engaged the New England Consulting Group, a leading marketing and branding consulting firm, to assist the Company in developing a strategic market positioning, growth and branding plan.

Oneida is a leading source of flatware, dinnerware, crystal and metal serveware for both the consumer and food service industries worldwide.

Forward Looking Information

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; availability or shortage of raw materials; difficulties or delays in the development, production and marketing of new products; financial stability of the Company's contract manufacturers, and their ability to produce and deliver acceptable quality product on schedule; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the company of obtain needed waivers and/or amendments relative to it's finance agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of, or negative variances at, some or all of the Company's distribution facilities; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; future product shortages resulting from the Company's transition to an outsourced manufacturing platform; international health epidemics such as the SARS outbreak; impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.

                                   ONEIDA LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Thousands of Dollars, except per share data)
                                   (Unaudited)


                                                 For the Three Months Ended        For the Nine Months Ended
                                                    Oct 29,         Oct 30,          Oct 29,         Oct 30,
                                                     2005            2004             2005            2004
                                                  ---------        ---------        ---------        ---------
Revenues:
  Net sales ...............................       $  88,577        $ 101,273        $ 257,006        $ 312,938
  License fees ............................             732              951            1,821            1,838
                                                  ---------        ---------        ---------        ---------
Total Revenues ............................          89,309          102,224          258,827          314,776
                                                  ---------        ---------        ---------        ---------

Cost of sales .............................          56,972           75,742          166,901          236,201
                                                  ---------        ---------        ---------        ---------

Gross margin ..............................          32,337           26,482           91,926           78,575
                                                  ---------        ---------        ---------        ---------

Operating expenses:
 Selling, distribution and administrative
  expense .................................          23,957           27,591           75,921           94,051
 Restructuring expense ....................           1,194               27            2,370             (110)
 Impairment loss on depreciable assets ....              --               --               --           34,016
 Impairment loss on other assets ..........           4,233           15,473            4,475           18,173
 (Gain) loss on the sale of fixed assets ..              (4)             157             (449)          (4,680)
                                                  ---------        ---------        ---------        ---------
  Total ...................................          29,380           43,248           82,317          141,450
                                                  ---------        ---------        ---------        ---------

Operating income (loss) ...................           2,957          (16,766)           9,609          (62,875)

Other income ..............................            (467)              --           (2,068)         (66,123)
Other expense .............................             712              612            2,014            5,265
Interest expense including amortization of
  deferred financing costs ................           8,206            7,190           24,188           14,923
                                                  ---------        ---------        ---------        ---------

(Loss) before income taxes ................          (5,494)         (24,568)         (14,525)         (16,940)
Income tax expense (benefit) ..............             525             (719)           1,557              815
                                                  ---------        ---------        ---------        ---------
Net (loss) ................................       $  (6,019)       $ (23,849)       $ (16,082)       $ (17,755)
                                                  =========        =========        =========        =========

Preferred stock dividends .................             (32)             (32)             (97)             (97)
Net (loss) available to common
   shareholders ...........................       $  (6,051)       $ (23,881)       $ (16,179)       $ (17,852)
                                                  =========        =========        =========        =========

(Loss) per share of common stock Net loss:
Basic .....................................       $   (0.13)       $    (.57)       $   (0.35)       $    (.71)
Diluted ...................................       $   (0.13)       $    (.57)       $   (0.35)       $    (.71)

                                   ONEIDA LTD.
                           CONSOLIDATED BALANCE SHEETS
                              (Thousand of Dollars)


                                                                  Unaudited         Audited
                                                                    Oct 29,         Jan 29,
                                                                     2005            2005
                                                                  ---------        ---------
ASSETS
Current assets:
   Cash ....................................................       $     814        $   2,064
   Trade accounts receivables, less allowance for doubtful
     accounts of $2,069 and $3,483, respectively ...........          55,428           53,226
   Other accounts and notes receivable .....................           2,665            1,398
   Inventories, net of reserves of $8,307
     and $22,405, respectively .............................         102,127          106,951
   Other current assets ....................................           5,391            3,789
                                                                   ---------        ---------
       Total current assets ................................         166,425          167,428
Property, plant and equipment, net .........................          18,292           23,149
Assets held for sale .......................................           5,605            1,263
Goodwill ...................................................         116,228          121,103
Other assets ...............................................           8,045           15,869
                                                                   ---------        ---------
       Total assets ........................................       $ 314,595        $ 328,812
                                                                   =========        =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Short-term debt .........................................       $   7,758        $   9,577
   Accounts payable ........................................          13,049           14,735
   Accrued liabilities .....................................          27,066           33,651
   Accrued restructuring ...................................           1,311              524
   Accrued pension liabilities .............................          18,076           17,667
   Deferred income taxes ...................................           1,214            1,214
   Long term debt classified as current.....................           5,220            2,572
                                                                   ---------        ---------

   Total current liabilities ...............................          73,634           79,940
Long term debt .............................................         212,992          204,344
Accrued postretirement liability ...........................           2,654            2,633
Accrued pension liability ..................................          23,778           24,254
Deferred income taxes ......................................          10,298            9,087
Other liabilities ..........................................          11,971           12,173
                                                                   ---------        ---------
       Total liabilities ...................................         335,327          332,431
Commitments and contingencies...............................

Stockholders' (deficit):
Cumulative 6% preferred stock--$25 par value;
   authorized 10,000,000 shares, issued 86,036 shares,
   callable at $30 per share respectively...................           2,151            2,151

Common stock--$l.00 par value; authorized 100,000,000
   shares, issued 47,781,288 shares for both periods .......          47,781           47,781

Additional paid-in capital .................................          84,719           84,719
Retained deficit ...........................................        (100,144)         (84,062)
Accumulated other comprehensive loss .......................         (33,670)         (32,639)

Less cost of common stock held in treasury; 1,149,364 shares
   for both periods ........................................         (21,569)         (21,569)
                                                                   ---------        ---------
        Total stockholders' (deficit): .....................         (20,732)          (3,619)
                                                                   ---------        ---------
           Total liabilities and stockholders' (deficit) ...       $ 314,595        $ 328,812
                                                                   =========        =========


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


                                   ONEIDA LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE NINE MONTHS ENDED OCTOBER 29, 2005 AND OCTOBER 30, 2004
                                   (Unaudited)
                                 (In Thousands)


                                                                                  Nine months ended
                                                                                 Oct 29,     Oct 30,
                                                                                  2005        2004
                                                                                --------    --------

CASH FLOW PROVIDED BY (USED) FROM OPERATING ACTIVITIES:
 Net (loss) .................................................................   $(16,082)   $(17,755)
 Adjustments to reconcile net (loss) income to net cash provided by
    (used in) operating activities:
  Non-cash interest (Payment in Kind).......................................      10,872       2,651
  (Gain) on disposal of fixed assets ........................................       (449)     (4,680)
  Depreciation and amortization .............................................      1,779       6,994
  Deferred income taxes .....................................................        (35)        143
  Impairment of long lived assets ...........................................        242      34,016
  Impairment of other assets ................................................      4,233      18,173
  Accrued restructuring .....................................................         --      (6,477)
  Inventory write-downs .....................................................         --       9,607
  Pension plan amendment ....................................................         --       2,577
  Post retirement health care plan amendment ................................         --     (61,973)
(Increase) decrease in working capital:
  Receivables ...............................................................     (3,792)     (2,708)
  Inventories ...............................................................      3,676       5,566
  Other current assets ......................................................     (1,664)      1,382
  Other assets ..............................................................      7,903     (10,229)
  Decrease in accounts payable ..............................................     (1,252)     (3,181)
  Decrease in accrued liabilities ...........................................     (1,560)     (4,165)
  Pension plan contributions ................................................     (2,918)     (4,324)
  Increase (decrease) in other liabilities...................................         23      (5,638)
                                                                                --------    --------

   Net cash provided by (used in) operating activities ......................        976     (40,021)
                                                                                --------    --------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of properties and equipment .....................................     (2,036)     (3,381)
  Proceeds from dispositions of properties and equipment.....................      1,408      13,565
                                                                                --------    --------

   Net cash (used in) provided by investing activities ....................         (628)     10,184
                                                                                --------    --------

CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock ..................................           --          56
  Proceeds from short-term debt ...........................................           --       1,850
  Proceeds from long-term debt ............................................          424      20,872
  Payment of short-term debt ..............................................       (1,819)         --
                                                                                --------    --------

   Net cash (used in) provided by financing activities ....................       (1,395)     22,778
                                                                                --------    --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH ...................................         (203)        (47)
                                                                                --------    --------

NET (DECREASE) IN CASH ....................................................       (1,250)     (7,106)
CASH AT BEGINNING OF YEAR .................................................        2,064       9,886
                                                                                --------    --------

CASH AT END OF PERIOD .....................................................    $     814    $  2,780
                                                                                ========    ========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Non-cash issuance of common stock ........................................           --    $ 30,000
                                                                                ========    ========
Cash paid during the nine months for:
 Interest .................................................................    $  11,194    $  9,933
                                                                                ========    ========


                                      9